Exhibit 99.1

Allogene Therapeutics Reports Fourth Quarter and Full Year 2025 Financial
Results and Business Update

•Pivotal, Randomized Phase 2 ALPHA3 Trial with Cemacabtagene Ansegedleucel (Cema-Cel) in First Line (1L) Consolidation in Large B-Cell Lymphoma (LBCL)
◦Positions Company at the Forefront of MRD-Guided 1L Consolidation Treatment in Both Academic and Community Cancer Centers, and Advances a Broader Delivery of CAR T at Biologic-Like Scale
◦Interim Futility Analysis Evaluating MRD Clearance and Early Safety Results Planned for April 2026
•Phase 1 RESOLUTION Trial with ALLO-329 in Autoimmune Disease (AID)
◦ALLO-329, a Dual CD19/CD70 CAR, Harnesses the Dagger® Technology to Reduce or Eliminate Lymphodepletion
◦RESOLUTION Basket Trial in Rheumatology Enrolling in the Dose Escalation Phase with Proof-of-Concept Data Planned for June 2026
•Ended Q4 2025 with $258.3 Million in Cash, Cash Equivalents and Investments
◦Extended the Cash Runway into Q1 2028
•Conference Call and Webcast Scheduled for Today at 2:00 PM PT/5:00 PM ET

SOUTH SAN FRANCISCO, Calif., March 12, 2026 – Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T) products for cancer and autoimmune disease, today provided corporate updates and reported financial results for the quarter and full year ended December 31, 2025.

“Allogene is approaching a pivotal inflection point, with the first interim data of cema-cel’s ALPHA3 trial just weeks away,” said David Chang, M.D., Ph.D., President, Chief Executive Officer and Co-Founder of Allogene. “We designed ALPHA3 to answer a bold question: can early, MRD-guided allogeneic CAR T prevent relapse in LBCL? We believe that this trial will answer that question and has the potential to mark one of the most significant advances in the field in decades. Importantly, through ALPHA3 we are working to demonstrate that allogeneic CAR T can move beyond academic settings and be delivered at biologic-like scale. Beyond oncology, ALLO-329 demonstrates how our Dagger® technology may redefine the delivery of CAR T in autoimmune disease. Supported by a cash runway into 2028, we are focused on disciplined execution and delivering transformative data across our portfolio.”

Cema-Cel: Pivotal Phase 2 ALPHA3 1L Consolidation Trial in LBCL
Allogene’s lead program, cemacabtagene ansegedleucel (cema-cel), is being evaluated in the pivotal, randomized Phase 2 ALPHA3 trial, the first study designed to test whether early, MRD-guided consolidation with cema-cel can prevent recurrence of large B-cell lymphoma (LBCL).

ALPHA3 seamlessly integrates cema-cel as a “7th cycle” of first-line therapy, without altering existing first-line treatment workflows, enabling early, MRD-guided treatment intervention for patients at high risk of relapse. The trial is enrolling patients across more than 60 activated clinical trial sites, including sites outside the United States, spanning both academic and community cancer centers. This broad site footprint is designed to enhance patient access, particularly as the majority of LBCL patients in the U.S. are treated in community settings.

The interim futility analysis in April 2026 will compare MRD clearance rates between cema-cel after standard fludarabine and cyclophosphamide (FC) lymphodepletion versus observation (12 patients in each cohort). The update will also include a summary of safety outcomes and additional information about screening and treatment patterns across the trial site footprint. Clearance of MRD in 25–30% more patients assigned to the cema-cel arm compared to those in the observation arm may indicate a proof of concept that early treatment of MRD+ disease could improve long term outcomes.

ALLO-329: Purpose-Built Allogeneic CAR T for Autoimmune Disease with Built-In Lymphodepletion
ALLO-329 is a next-generation, dual-targeted CD19/CD70 AlloCAR T therapy that incorporates Allogene’s proprietary Dagger® technology. Dagger is designed to provide built-in, targeted lymphodepletion by selectively eliminating activated CD70-positive T cells responsible for rejecting AlloCAR T products. This approach is intended to enable robust expansion and persistence of allogeneic CAR T cells, while potentially reducing or eliminating the need for conventional cytotoxic lymphodepletion.

The Phase 1 RESOLUTION trial is a 3+3 dose-escalation study enrolling patients across multiple autoimmune indications, including systemic lupus erythematosus, lupus nephritis, scleroderma, and inflammatory myositis. The trial is evaluating up to four dose levels, beginning at 20 million CAR T cells, in two parallel cohorts: one receiving reduced lymphodepletion consisting of cyclophosphamide only and one receiving no lymphodepletion. For context, competitive CAR T programs are evaluating dose levels ranging from approximately 150 million cells (autologous) to nearly 1 billion cells (allogeneic).

Initial data from the patients treated in the first dosing cohort are expected in June 2026. The planned data update is expected to include translational data, including disease-related biomarkers, CAR T expansion, and immune reconstitution, and early clinical outcomes.

If successful, ALLO-329 could open one of the largest new markets in cell therapy, where scalable manufacturing, tolerability profile, and accessibility to rheumatologists become critical competitive differentiators.

ALLO-316: TRAVERSE Trial in RCC
ALLO-316 remains the only allogeneic CAR T therapy to show clinically significant response rates and meaningful durability of response in a metastatic solid tumor. The TRAVERSE trial in renal cell carcinoma has completed enrollment in its Phase 1b cohort and the Company is currently exploring partnering opportunities to advance the asset.

2025 Fourth Quarter and Year End Financial Results
•Research and development expenses were $28.6 million for the fourth quarter of 2025, which includes $2.5 million of non-cash stock-based compensation expense. For the full year of 2025, research and development expenses were $150.2 million, which includes $12.9 million of non-cash stock-based compensation expense.
•General and administrative expenses were $13.8 million for the fourth quarter of 2025, which includes $5.6 million of non-cash stock-based compensation expense. For the full year of 2025, general and administrative expenses were $56.8 million, which includes $24.7 million of non-cash stock-based compensation expense.
•Net loss for the fourth quarter of 2025 was $38.8 million, or $0.17 per share, including non-cash stock-based compensation expense of $8.1 million. For the full year of 2025, net loss was $190.9 million, or $0.87 per share, including non-cash stock-based compensation expense of $37.6 million and non-cash impairment of long-lived asset expense of $2.4 million.
•The Company had $258.3 million in cash, cash equivalents, and investments as of December 31, 2025.

Based on its cash, cash equivalents, and investments as of December 31, 2025, the Company has extended its cash runway into the first quarter of 2028. This extension reflects disciplined expense management, focused investment in advancing the ALPHA3 and RESOLUTION programs, the return of $23.7 million in escrow funds in February 2026 related to the favorable outcome in Servier’s arbitration with Cellectis, and the prudent, opportunistic use of the Company’s at-the-market (ATM) facility.

Guidance for operating cash expense in 2026 is expected to be approximately $150 million. GAAP Operating Expenses are expected to be approximately $210 million, including estimated non-cash stock-based compensation expense of approximately $35 million. These estimates exclude any impact from potential business development activities.

Conference Call and Webcast Details
Allogene will host a live conference call and webcast today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and provide a business update. If you would like the option to ask a question on the conference call, please use this link to register. Upon registering for the conference call, you will receive a personal PIN to access the call, which will identify you as the participant and allow you the option to ask a question. The listen-only webcast will be made available on the Company's website at www.allogene.com under the Investors tab in the News and Events section. Following the live audio webcast, a replay will be available on the Company's website for approximately 30 days.

About Allogene Therapeutics
Allogene Therapeutics, with headquarters in South San Francisco, is a clinical-stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T) products for cancer and autoimmune disease. Led by cell therapy veterans applying proven CAR T experience, Allogene is developing a pipeline of “off-the-shelf” CAR T cell product candidates with the goal of delivering readily available cell therapy on-demand, more reliably, and at greater scale to more patients. For more information, please visit www.allogene.com, and follow Allogene Therapeutics on X and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In some cases, forward-looking statements may be identified by words such as “expect,” “believe,” “aim,” “plan,” “intend,” “seek,” “estimate,” “target,” “potential,” “may,” “could,” “will,” “would,” “should,” “designed to,” “working to” and similar expressions. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing, design, conduct, and results of Allogene’s clinical trials and analyses (including the planned interim futility analysis and MRD clearance outcomes from the Phase 2 ALPHA3 trial of cema-cel and anticipated data updates from the Phase 1 RESOLUTION trial of ALLO-329); the potential clinical benefits, safety, tolerability, durability, and efficacy of Allogene’s product candidates; the potential for MRD-guided first-line consolidation to improve outcomes in LBCL; the potential to deliver allogeneic CAR T therapy at biologic-like scale and expand access across academic and community care settings; the potential to reduce or eliminate conventional lymphodepletion; expectations regarding manufacturing scalability and operational performance; the continued development path for ALLO-316, including potential partnering; the size and growth of potential markets; and expectations regarding Allogene’s financial position, cash runway, and 2026 operating outlook. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, but not limited to, risks and uncertainties inherent in clinical development (including that interim or early data may not be predictive of later or final results), patient enrollment and trial execution risks, uncertainties related to MRD testing and its clinical significance, the occurrence of adverse safety events, regulatory risks and uncertainties, manufacturing and CMC risks, reliance on third parties and licensors, competitive developments, intellectual property and contractual risks, and financial risks, including the need for additional capital. These and other risks and uncertainties are described more fully in Allogene’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in its most recent Annual Report on Form 10-K and other filings that Allogene may make from time to time with the SEC. All forward-looking statements in this press release speak only as of the date of this press release, and Allogene undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Dagger® is a trademark of Allogene Therapeutics, Inc.

Allogene’s investigational AlloCAR T oncology products utilize Cellectis technologies. Cemacabtagene ansegedleucel (cema-cel) was developed based on an exclusive license granted by Cellectis to Servier. Servier has granted Allogene exclusive rights to cema-cel in the U.S., all EU Member States and the United Kingdom. The anti-CD70 AlloCAR T program is licensed exclusively from Cellectis by Allogene and Allogene holds global development and commercial rights to this AlloCAR T program. ALLO-329 (CD19/CD70) in autoimmune disease uses CRISPR gene-editing technology.

ALLOGENE THERAPEUTICS, INC.
SELECTED FINANCIAL DATA
(unaudited; in thousands, except share and per share data)
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Collaboration revenue - related party	$—	$—	$—	$22
Operating expenses:
Research and development	28,632	44,972	150,152	192,299
General and administrative	13,772	15,518	56,781	65,205
Impairment of long-lived asset	—		2,382	15,717
Total operating expenses	42,404	60,490	209,315	273,221
Loss from operations	(42,404)	(60,490)	(209,315)	(273,199)
Other income (expense), net:
Interest and other income, net	3,660	3,027	19,289	20,153
Interest expense	(313)	(81)	(1,075)	(181)
Other income (expense), net	247	(1,952)	215	(3,920)
Total other income (expense), net	3,594	994	18,429	16,052
Loss before income taxes	(38,810)	(59,496)	(190,886)	(257,147)
Income tax expense	—	(443)	—	(443)
Net loss	(38,810)	(59,939)	(190,886)	(257,590)
Net loss per share, basic and diluted	$(0.17)	$(0.28)	$(0.87)	$(1.32)
Weighted-average number of shares used in computing net loss per share, basic and diluted	226,030,991	210,572,295	220,622,669	194,811,756

SELECTED BALANCE SHEET DATA

	As of December 31, 2025	As of December 31, 2024
Cash, cash equivalents and investments	$258,253	$373,149
Total assets	415,905	548,710
Total liabilities	123,363	126,531
Total stockholders’ equity	292,542	422,179

Allogene Media/Investor Contact:
Christine Cassiano
EVP, Chief Corporate Affairs & Brand Strategy Officer
Christine.Cassiano@allogene.com